UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: June 30, 2006

X-RITE, INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 44th Street S.W.

Grandville, Michigan 49418

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:

(616) 534-7663

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) Amended and Restated Credit Agreements

On June 30, 2006, X-Rite, Incorporated (the “Company”) entered into (i) an Amended and Restated First Lien Credit and Guaranty Agreement (the “Restated First Lien Facility”) by and among the Company, certain of the Company’s subsidiaries as guarantors (the “Guarantors”), Goldman Sachs Credit Partners L.P. (“GSCP”), as Administrative Agent, Collateral Agent, Lead Arranger and Bookrunner, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Syndication Agent, and the other parties thereto, and (ii) an Amended and Restated Second Lien Credit and Guaranty Agreement (the “Restated Second Lien Facility” and, together with the Restated First Lien Facility, the “Restated Credit Agreements”) by and among the Company, the Guarantors, GSCP, as Administrative Agent, Collateral Agent, Lead Arranger, Bookrunner and Syndication Agent, and the other parties thereto. The Restated First Lien Facility amends and restates that certain First Lien Credit and Guaranty Agreement dated as of January 30, 2006 (the “First Lien Facility”) by and among the Company, the Guarantors, GSCP, as Lead Arranger, Bookrunner, Syndication Agent, Administrative Agent and Collateral Agent, and the lenders party thereto, and provides for a six-year term loan in an aggregate principal amount of $120 million and a five-year revolving credit facility in an aggregate principal amount of $40 million. The Restated Second Lien Facility amends and restates that certain Second Lien Credit and Guaranty Agreement dated as of January 30, 2006 (the “Second Lien Facility”) by and among the Company, the Guarantors, GSCP, as Lead Arranger, Bookrunner, Syndication Agent, Administrative Agent and Collateral Agent, and the lenders party thereto, and provides for a seven-year term loan facility in an aggregate principal amount of $60 million. The material terms of the First Lien Facility and the Second Lien Facility were described in the Company’s Current Report on Form 8-K filed on February 3, 2006. Copies of the First Lien Facility and the Second Lien Facility were filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The Restated First Lien Facility includes, among other things, the setting of certain financial covenant levels and the modification of certain other covenants, terms and provisions of the First Lien Facility. The negative covenants include, without limitation, certain limitations on the ability to incur indebtedness, incur liens, consummate asset sales, mergers or acquisitions, dispose of certain property, make dividends or other restricted payments or certain investments above certain levels. The financial covenants include minimum interest coverage, a maximum total leverage ratio and limitations on capital expenditures. An assignment agreement was also executed and delivered by each of GSCP and Fifth Third Bank (“Fifth Third”), and acknowledged by the Company and the Guarantors, under which the role of Administrative Agent and Collateral Agent under the Restated First Lien Faciliy and related credit and collateral security documents were assigned from GSCP to Fifth Third. The Restated Second Lien Facility includes, among other things, the setting of certain financial covenant levels and the modification of certain other covenants, terms and provisions of the Second Lien Facility. The negative covenants include, without limitation, certain limitations on the ability to incur indebtedness, incur liens, consummate asset sales, mergers or acquisitions, dispose of certain property, make dividends or other restricted payments, make investments or make capital expenditures above certain levels. The financial covenants include a maximum total leverage ratio and limitations on capital expenditures. In connection with the Restated Credit Agreements, the Company and one of its subsidiaries, Labsphere, Inc., granted first and second priority mortgages in favor of the Fifth Third, as successor Collateral Agent for the benefit of lenders under the Restated First Lien Facility, and GSCP, as Collateral Agent for the ratable benefit of the lenders under the Restated Second Lien Facility, and on their owned real properties in Kentwood, Michigan and North Sutton, New Hampshire, respectively.

The foregoing description of the Restated Credit Agreements and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Restated Credit Agreements, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006.

(b) Fifth Third Term Loan

On June 30, 2006, the Company entered into a term loan facility with Fifth Third pursuant to which the Company executed and delivered to Fifth Third a Promissory Note in the original aggregate principal amount of $13,500,000 (the “Fifth Third Note”). Interest accrues on amounts borrowed by the Company under the Fifth Third Note at a rate equal to LIBOR plus 1.75% and is payable monthly by the Company. All principal amounts outstanding under the Fifth Third Note must be repaid on or before March 16, 2007. The Company’s obligations under the Fifth Third Note are secured by a mortgage on the Company’s owned real property in Grandville, Michigan and guaranteed by the Guarantors. As of the date of this Current Report on Form 8-K, the outstanding principal amount of the Fifth Third Note is $13,500,000.

(c) Separation Agreement with Dr. Peter M. Banks

On July 5, 2006, the Company entered into a Separation Agreement with Dr. Peter M. Banks. Under the Separation Agreement, Dr. Banks agreed to resign from the Company’s Board of Directors (the “Board of Directors”) effective as of immediately prior to the consummation of the Company’s acquisition of Amazys Holding AG as further described in Item 2.01 of this Current Report on Form 8-K (the “Closing”). Dr. Banks further agreed to perform such consulting services for the Company as the Board of Directors or Chief Executive Officer of the Company may reasonably request from time to time. In consideration of Dr. Banks’ past service and his performance as a consultant, the Company agreed to provide to Dr. Banks (i) a cash payment in the amount of $1,000 for each day Dr. Banks provides consulting services and (ii) an option to acquire 8,000 shares of the Company’s common stock at a price per share equal to the fair market value of such shares on the day immediately preceding the Company’s 2006 annual meeting of shareholders, which option will be granted to Dr. Banks promptly following the annual meeting. The Company further agreed to take such action as is necessary to cause Dr. Banks to attain Director Emeritus status in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), effective as of the Closing and continuing for a period of five (5) years thereafter.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.

(d) Executive Compensation

The Compensation Committee of the Board of Directors awarded a special bonus in the aggregate amount of $525,000 for excellent performance in connection with the acquisition of Amazys Holding AG. The special bonus was distributed as follows:

Name	Title
Michael Ferrara	CEO and President	$205,000
Mary Chowning	CFO and Vice President Finance	155,000
Jeffrey Smolinski	Vice President Operations	55,000
Bernard Berg	Sr. Vice President and CTO	55,000
James Weaver	Vice President Marketing and Development	55,000

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 5, 2006, the Company consummated its exchange offer (the “Offer”) for all publicly held registered shares of Amazys Holding AG, a listed company incorporated in Switzerland (“Amazys”). In the Offer, the Company acquired an aggregate of 3,422,492 Amazys shares, representing approximately 99.7% of the Amazys shares outstanding on a fully diluted basis.

Pursuant to the terms of the Offer, the Company paid 2.11 shares of its common stock and CHF 77 in cash for each tendered Amazys share. The aggregate consideration paid by the Company in the Offer was approximately 7,221,458 shares of common stock and approximately CHF 263.5 million, or $213.6 million, in cash. The Offer was consummated by the Company pursuant to the terms and conditions of the Transaction Agreement, dated as of January 30, 2006, between the Company and Amazys (the “Transaction Agreement”), a copy of which is included as Exhibit 2.1 to this Current Report on Form 8-K.

The cash portion of the consideration paid in the Offer by the Company was financed primarily by borrowings under the Restated Credit Agreements described in Item 1.01(a) of this Current Report on Form 8-K.

The Company intends promptly to initiate the compulsory acquisition process under Swiss law. Under the Swiss compulsory acquisition process, subject to approval by the relevant Swiss authorities, each Amazys share that remains outstanding will be cancelled and converted into the right to receive the Offer consideration.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Departure of Directors

Effective July 5, 2006, Mr. Ronald A. VandenBerg has resigned from the Board of Directors. In accordance with the Bylaws, Mr. VandenBerg will serve as a Director Emeritus effective as of the Closing and continuing for a period of fifteen (15) years thereafter.

Effective July 5, 2006, Dr. Peter M. Banks has resigned from the Board of Directors. In connection with his resignation, Dr. Banks entered into the Separation Agreement described in Item 1.01(c) of this Current Report on Form 8-K. In accordance with the Bylaws, Dr. Banks will serve as a Director Emeritus effective as of the Closing and continuing for a period of five (5) years thereafter.

Under the Bylaws, all Directors Emeritus are (i) given notices of all meetings of the Board of Directors and (ii) entitled to attend and participate in all such meetings, provided that they are not entitled to vote and are not counted for purposes of determining a quorum. As provided in the Bylaws, Directors Emeritus receive an annual cash retainer fee equal to the lesser of (a) the annual cash retainer fee in place as of the date of their appointment as Directors Emeritus or (b) the annual cash retainer fee in place at any time while they are Directors Emeritus, and are entitled to reimbursement for expenses of attendance at meetings of the Board of Directors.

(b) Election of Directors

On June 30, 2006, in accordance with the Company’s Restated Articles of Incorporation, the Board of Directors increased the number of members of the Board of Directors to nine (9) directors effective as of the Closing. On June 30, 2006, in accordance with the Transaction Agreement, the Board of Directors elected former Amazys directors Mario Fontana, Dr. Massimo S. Lattmann and Gideon Argov to the Board of Directors effective as of the Closing to fill the vacancies created by the resignations of Messrs. VandenBerg and Banks and the increase in the number of directors. On June 30, 2006, the Board of Directors designated (i) Mr. Fontana, Paul R. Sylvester and Mark D. Weishaar to serve as directors until the next annual meeting of shareholders and nominated them for election as directors at such annual meeting for three-year terms expiring 2009, (ii) Dr. Lattmann to serve as director until the next annual meeting of shareholders and nominated him for election as director at such annual meeting for a two-year term expiring 2008 and (iii) Mr. Argov and Michael C. Ferrara to serve as directors until the next annual meeting of shareholders and nominated them for election as directors at such annual meeting for a one-year term expiring 2007. In addition, effective as of the Closing, the Board of Directors appointed (i) Mr. Fontana to the Nominating and Governance Committee and the Mergers and Acquisitions Committee of the Board of Directors, (ii) Dr. Lattmann to the Audit Committee and the Mergers and Acquisitions Committee of the Board of Directors and (iii) Mr. Argov to the Compensation Committee and the Mergers and Acquisitions Committee of the Board of Directors. Subject to the election of Messrs. Fontana, Sylvester, Weishaar, Lattmann, Argov and Ferrara at the next annual meeting of shareholders, the composition of the classes of directors of the Company will be as follows:

Terms Expiring 2007	Terms Expiring 2008	Terms Expiring 2009
Gideon Argov	Stanley W. Cheff	Mario Fontana

Michael C. Ferrara	John E. Utley	Paul R. Sylvester

L. Peter Frieder	Dr. Massimo S. Lattmann	Mark D. Weishaar

(c) Appointment of Principal Officers

As disclosed in Item 5.02 of the Company’s Current Report on Form 8-K filed on January 31, 2006, the Company appointed Thomas J. Vacchiano President and Chief Operating Officer, which appointment became effective July 5, 2006. A copy of the Employment Agreement between the Company and Mr. Vacchiano was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 31, 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Transaction Agreement, dated as of January 30, 2006, between X-Rite, Incorporated and Amazys Holding AG (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K dated January 31, 2006).

10.1	Separation Agreement, dated as of July 5, 2006, between X-Rite, Incorporated and Dr. Peter M. Banks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

X-RITE, INCORPORATED

Dated: July 7, 2006	By:	/s/ Mary E. Chowning
Mary E. Chowning
Chief Financial Officer